Exhibit 99.1

Delta Financial Corporation Announces Intent to Seek Bankruptcy Protection

Woodbury, NY, December 6, 2007 – Delta Financial Corporation (NASDAQ: DFC) today provided an update as to its financial condition and current plans.

The Company previously announced on November 15, 2007 that it had entered into a letter of intent with an affiliate of Angelo, Gordon & Co. (“Angelo Gordon”).  The letter of intent contemplated, among other things, the issuance of senior notes and common stock to that affiliate of Angelo Gordon.  Also on November 15, 2007, the Company entered into a standstill agreement with three of its warehouse providers.  Each of these agreements was subject to several varying conditions, including the Company’s pricing a securitization of mortgage loans.

                 The Company has been unable to complete such a securitization transaction upon satisfactory terms.  Consequently, on December 5, 2007, the Company received reservation of rights notices from its warehouse lenders indicating that events of default have occurred under the warehouse facilities and the standstill agreement.  Under these circumstances, the Company's financial obligations under these agreements may be accelerated, and it may be subject to substantial payment obligations, as well as incurring cross-default claims from its other creditors.

In light of the foregoing, the Company does not expect to be able to consummate the above-referenced transaction with Angelo Gordon. Furthermore, the Company does not believe that it will be able to continue as a going concern.

The Company presently intends to file shortly for protection under the federal bankruptcy code.  The Company intends to continue to operate its business as a “debtor in possession” as provided under the bankruptcy code; however, it intends to suspend taking new mortgage loan applications until further notice.

The Company is currently conducting discussions with entities that are potentially interested in acquiring its assets and/or operations in connection with a bankruptcy proceeding.  However, due to the preliminary nature of these discussions, no assurances can be given that the Company will complete any such transaction.

About the Company

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that has been engaged in the business of originating, securitizing and selling non-conforming mortgage loans.

For More Information Contact:

Larry Karpen
Vice President
(516) 812-8222
lkarpen@deltafinancial.com